SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12
DIEBOLD, INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)
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March 16, 2005
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
BENEFICIAL OWNERSHIP OF SHARES
ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

5995 Mayfair Road
P. O. Box 3077 • North Canton, Ohio 44720-8077
March 16, 2005
Dear Shareholder:
      The 2005 Annual Meeting of Shareholders of Diebold, Incorporated will be held at the Kent State University (Stark) Professional Education and Conference Center, 6000 Frank Avenue, N.W., Canton, Ohio 44720, on Thursday, April 28, 2005 at 10:00 a.m., local time.
      All holders of record of Diebold Common Shares as of March 4, 2005, are entitled to vote at the 2005 Annual Meeting.
      As described in the accompanying Notice and Proxy Statement, you will be asked to (i) elect twelve directors, (ii) ratify the appointment of KPMG LLP as independent auditors for 2005 and (iii) approve Diebold’s Annual Cash Bonus Plan.
      Diebold’s Annual Report for the year ended December 31, 2004, is included herein. Your proxy card is enclosed. Please indicate your voting instructions and sign, date and mail this proxy card promptly in the return envelope.
      If you are planning to attend the meeting, directions to the meeting location are included on the back page. If you are unable to attend the meeting, you may listen to a live broadcast that will be available from Diebold’s web site at http://www.diebold.com. The replay can also be accessed on the site soon after the meeting for up to three months.
      I look forward to seeing those of you who will be attending the meeting.

Sincerely,

Walden W. O’Dell
Chairman of the Board
and Chief Executive Officer

5995 Mayfair Road
P.O. Box 3077 • North Canton, Ohio 44720-8077
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 28, 2005
      The Annual Meeting of Shareholders of Diebold, Incorporated (the “Corporation”) will be held at the Kent State University (Stark) Professional Education and Conference Center, 6000 Frank Avenue, N.W., Canton, Ohio 44720, on April 28, 2005 at 10:00 a.m., local time, for the following purposes:

1.	To elect twelve Directors;

2.	To vote upon ratification of the appointment by the Audit Committee of the Board of Directors of KPMG LLP, as independent auditors for the year 2005;

3.	To vote upon the approval of the Corporation’s Annual Cash Bonus Plan; and

4.	To consider such other matters as may properly come before the meeting or any adjournment thereof.
      The enclosed proxy card is solicited, and the persons named therein have been designated, by the Board of Directors of the Corporation.
      Holders of record of Diebold Common Shares at the close of business on March 4, 2005 will be entitled to vote at the meeting.
      Your attention is directed to the attached proxy statement.

By Order of the Board of Directors

Warren W. Dettinger
Vice President, General Counsel and Secretary
March 16, 2005
(approximate mailing date)
YOU ARE REQUESTED TO COOPERATE IN ASSURING A
QUORUM BY FILLING IN, SIGNING AND DATING THE ENCLOSED PROXY
AND PROMPTLY MAILING IT IN THE RETURN ENVELOPE.

DIEBOLD, INCORPORATED
5995 Mayfair Road
P.O. Box 3077 • North Canton, Ohio 44720-8077
PROXY STATEMENT
Annual Meeting of Shareholders, April 28, 2005
      This proxy statement is furnished to shareholders of Diebold, Incorporated (the “Corporation”) in connection with the solicitation by the Board of Directors (the “Board”) of proxies that will be used at the 2005 Annual Meeting of Shareholders to be held on April 28, 2005, at 10:00 a.m. local time, or any adjournments thereof (the “Annual Meeting”), for the purpose of considering and acting upon the matters referred to in the preceding Notice of Annual Meeting and more fully discussed below. This proxy statement and accompanying form of proxy were first mailed to shareholders on or about March 16, 2005. Shares represented by a properly executed proxy will be voted as indicated on the proxy. Shareholders may revoke the authority granted by their proxies at any time before the exercise of the powers conferred thereby by: notice in writing delivered to the Secretary of the Corporation; submitting a subsequently dated proxy; or attending the meeting, withdrawing the proxy and voting in person.
      On March 4, 2005, the record date for the meeting, the outstanding voting securities of the Corporation consisted of 71,704,406 Common Shares, $1.25 par value per share, all of one class. Each shareholder of record as of the close of business on March 4, 2005 will be entitled to one vote for each Common Share held on that date.
      If a shareholder gives written notice to the President, any Vice President or Secretary at least forty-eight hours prior to the time fixed for holding the meeting that the shareholder desires that the voting for the election of directors shall be cumulative, and if an announcement of the giving of such notice is made upon convening of the meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder will have cumulative voting rights. In cumulative voting, each shareholder may cast a number of votes equal to the number of shares owned multiplied by the number of directors to be elected, and the votes may be cast for one nominee only or distributed among the nominees. In the event that voting at the annual meeting is to be cumulative, unless contrary instructions are received on the enclosed proxy, it is presently intended that all votes represented by properly executed proxies will be divided evenly among the candidates nominated by the Board. However, if voting in such manner would not be effective to elect all such nominees, such votes will be cumulated at the discretion of the proxy committee (“Proxy Committee”) so as to maximize the number of such nominees elected. The results of shareholder voting at the Annual Meeting will be tabulated by the inspectors of elections appointed for the Annual Meeting. The Corporation intends to treat properly executed proxies that are marked “abstain” as present for purposes of determining whether a quorum has been achieved at the Annual Meeting, but will not count any broker non-votes for such purpose. The director-nominees receiving the greatest number of votes will be elected. Votes withheld with respect to the election of directors will not be counted in determining the outcome of that vote. All other matters to be considered at the Annual Meeting require, for approval, the affirmative vote of a majority of Common Shares voted at the meeting in person or by proxy. Abstentions with respect to the proposal to ratify the appointment of the independent auditors will not be counted for determining the outcome of that proposal. Similarly, abstentions with respect to the proposal to approve the Corporation’s Annual Cash Bonus Plan (as defined below) will also not be counted for determining the outcome of that proposal. The Corporation does not anticipate receiving any broker non-votes at the Annual Meeting in light of the nature of the matters to be acted upon thereat; however, any broker non-votes received in respect of the ratification of the appointment of the independent auditors or the approval of the Corporation’s Annual Cash Bonus Plan will not affect the voting on such proposals.

BENEFICIAL OWNERSHIP OF SHARES
      To the knowledge of the Corporation, no person beneficially owned more than 5 percent of the outstanding Common Shares as of December 31, 2004, except for the shareholders listed below. The information provided below is derived from Schedules 13G filed with the Securities and Exchange Commission (the “Commission”).

	Name and Address	Amount and Nature	Percent
Title of Class	of Beneficial Owner	of Beneficial Ownership	of Class

Common Shares	FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	6,713,270 (a)	9.4

(a)	FMR Corp. reported that, as of December 31, 2004, (1) FMR Corp. et al. beneficially owned 6,713,270 shares, had sole voting power as to 182,830 shares and had sole dispositive power over 6,713,270 shares, (2) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment adviser, is the beneficial owner of 6,540,670 shares, (3) the shares beneficially owned by FMR Corp. are, for the most part, held by investment companies and institutional accounts managed by subsidiaries of FMR Corp., and (4) the family of Edward C. Johnson 3d, including Mr. Johnson, the Chairman of FMR Corp., and his daughter Abigail Johnson, a director of FMR Corp., may be deemed to form a controlling group with respect to FMR Corp.
ELECTION OF DIRECTORS
      The Board recommends that its twelve nominees for director be elected at the Annual Meeting, each to hold office for a term of one year from the date of the Annual Meeting and until the election and qualification of a successor. In the absence of contrary instruction, the Proxy Committee will vote the proxies for the election of the twelve nominees, who are Louis V. Bockius III, Christopher M. Connor, Richard L. Crandall, Eric C. Evans, Gale S. Fitzgerald, Phillip B. Lassiter, John N. Lauer, William F. Massy, Walden W. O’Dell, Eric J. Roorda, W. R. Timken, Jr. and Henry D. G. Wallace. All nominees are presently members of the Board. A substantial majority of the nominees are independent as required by the rules of the New York Stock Exchange (“NYSE”). In addition, it is expected that all directors and nominees attend the Annual Meetings of Shareholders unless there are extenuating circumstances for nonattendance. All twelve current directors attended the Annual Meeting of Shareholders in 2004.
      If for any reason any nominees are not available for election when the election occurs, the designated proxies, at their option, may vote for substitute nominees recommended by the Board. Alternatively, the Board may reduce the number of nominees. The Board has no reason to believe that any nominee will be unavailable for election when the election occurs.
THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF ITS
TWELVE NOMINEES AS DIRECTORS.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
      The following table shows the beneficial ownership of Common Shares of the Corporation, including those shares which individuals have a right to acquire, e.g., through exercise of options under the 1991 Equity and Performance Incentive Plan, as Amended and Restated (the “1991 Plan”), within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, by each director-nominee, including the chief executive officer and the chief operating officer, the other three most highly compensated executive officers (the chief executive officer, the chief operating officer and the other three most highly compensated executive officers shall collectively be referred to as the “Named Executive Officers”) and for such persons and the other executive officers as a group as of March 4, 2005. Ownership is also reported as of January 31, 2005 for shares in the 401(k) Savings Plan over which the individual has voting power, together with shares held in the Dividend Reinvestment Plan.

Name, Age,
Principal Occupation		Common
or Employment,		Shares		Percent
Present and During	Director	Beneficially	Deferred	of	Other
Last Five Years	Since	Owned(1)	Shares(1)	Class	Directorships

Director-Nominees:

Louis V. Bockius III — 69 Retired Chairman, Bocko Incorporated, North Canton, Ohio; Prior — Chairman, Bocko Incorporated, North Canton, Ohio (Plastic Injection Molding)	1978	196,212	—	0.27	Unizan Financial Corp.

Christopher M. Connor — 48 Chairman and Chief Executive Officer, The Sherwin-Williams Company, Cleveland, Ohio; Prior — Chief Executive Officer, The Sherwin-Williams Company, Cleveland, Ohio (Manufacturer of paint and coatings)	2002	6,625	—	*	National City Corp.; The Sherwin-Williams Company

Richard L. Crandall — 61 Managing Partner, Aspen Partners LLC, Aspen, Colorado (Private Equity); Chairman, Enterprise Software Roundtable, Aspen, Colorado (CEO Roundtable for Software Industry) Prior — Non-executive Chairman of the Board, Giga Information Group, Inc., Cambridge, Massachusetts (Global Technology Advisory Firm)	1996	18,535	—	0.03	Dreman Claymore Dividend & Income Fund; Novell, Inc.

Eric C. Evans — 52 President and Chief Operating Officer, Diebold, Incorporated, Canton, Ohio; Prior — Group Vice President, Emerson Climate Technologies Air Conditioning; Copeland Group Executive & President, Air Conditioning, Emerson, Sidney, Ohio	2004	10,086(2)	7,500	*	None

Name, Age,
Principal Occupation		Common
or Employment,		Shares		Percent
Present and During	Director	Beneficially	Deferred	of	Other
Last Five Years	Since	Owned(1)	Shares(1)	Class	Directorships

Gale S. Fitzgerald — 54 Director, TranSpend, Inc., Miami, Florida (Total Spend Optimization); Prior — President and CEO, QP Group, Inc., Parsippany, New Jersey (Procurement and Supply Solutions); Chairman and Chief Executive Officer, Computer Task Group, Inc., Buffalo, New York (International Information Technology Services)	1999	15,240	—	0.02	Health Net, Inc.

Phillip B. Lassiter — 61 Non-executive Chairman of the Board, Ambac Financial, Group, Inc., New York, New York; Prior — Chairman of the Board and Chief Executive Officer; President, Ambac Financial Group, Inc. New York, New York (Financial Guarantee Insurance Holding Company)	1995	16,656	1,041	0.02	Ambac Financial Group, Inc.; Certegy Inc.

John N. Lauer — 66 Retired Chairman of the Board, Oglebay Norton Co., Cleveland, Ohio; Prior — Chairman of the Board and Chief Executive Officer; President, Oglebay Norton Co., Cleveland, Ohio (Industrial Minerals)	1992	23,682	1,277	0.03	Menasha Corporation; Poly Hi Solidur, Inc.

William F. Massy — 70 President, The Jackson Hole Higher Education Group, Inc., Jackson Hole, Wyoming, and Professor of Education and Business Administration, Emeritus, Stanford University, Stanford, California (Education)	1984	26,923	4,609	0.04	None

Walden W. O’Dell — 59 Chairman of the Board and Chief Executive Officer, Diebold, Incorporated, Canton, Ohio; Prior — Chairman of the Board, President and Chief Executive Officer, Diebold, Incorporated, Canton, Ohio	1999	193,555(2)	293,940	0.27	Lennox International, Inc.

Eric J. Roorda — 54 President, Procomp Agropecuária Ltda, Sao Paulo, Brazil (Agribusiness); Prior — Chairman of the Board and President, Procomp Amazônia Indústria Eletronica, S.A., Sao Paulo, Brazil (Banking and Electoral Automation)	2001	322,693	—	0.45	None

W. R. Timken, Jr. — 66 Non-executive Chairman of the Board, The Timken Company, Canton, Ohio; Prior — Chairman and Chief Executive Officer, The Timken Company, Canton, Ohio, (Manufacturer of Tapered Roller Bearings and Specialty Alloy Steel)	1986	145,145(3)(4)	—	0.20	The Timken Company

Name, Age,
Principal Occupation		Common
or Employment,		Shares		Percent
Present and During	Director	Beneficially	Deferred	of	Other
Last Five Years	Since	Owned(1)	Shares(1)	Class	Directorships

Henry D. G. Wallace — 59 Retired Group Vice President and Chief Financial Officer, Ford Motor Company (Automotive Industry)	2003	4,125	—	*	Hayes Lemmerz International Inc.; Ambac Financial Group, Inc.; Lear Corporation

Other Named Executive Officers:

Gregory T. Geswein Senior Vice President and Chief Financial Officer, Diebold, Incorporated, Canton, Ohio; Prior — Senior Vice President and Chief Financial Officer, Pioneer-Standard Electronics, Incorporated; Vice President and Corporate Controller, Mead Corporation	—	121,676(2)	35,760	0.17	None

Michael J. Hillock President, International, Diebold, Incorporated, Canton, Ohio	—	161,682(2)(3)	32,760	0.23	None

David Bucci Senior Vice President, Customer Solutions, Diebold, Incorporated, Canton, Ohio	—	163,790(2)(3)	27,060	0.23	None

All Directors and Executive Officers (25) as a Group	—	1,837,323(2)(3)(4)	419,277	2.56	—

(1)	Messrs. O’Dell, Evans, Geswein, Hillock and Bucci have stock options issued under the 1991 Plan for 147,500; 10,000, 110,000; 131,500; and 133,750 shares, respectively, which are exercisable within 60 days following March 4, 2005. Under the 1991 Plan, directors Bockius, Connor, Crandall, Fitzgerald, Lassiter, Lauer, Massy, Roorda, Timken and Wallace each have stock options to acquire 13,625; 5,125; 10,125; 10,125; 9,084; 4,125; 9,868; 9,125; 8,125; and 3,125 shares, respectively, within 60 days following March 4, 2005. Collectively as a group, all directors and executive officers have stock options to acquire 867,402 shares that are exercisable within 60 days following March 4, 2005 under the 1991 Plan. The shares subject to the stock options described in this footnote are included in the above table. The deferred shares for Messrs. Evans, Lassiter, Lauer, Massy, O’Dell, Geswein, Hillock and Bucci are not included in the shares reported in the “Common Shares Beneficially Owned” column, nor are they included in the “Percent of Class” column.

(2)	Includes shares held in his or her name under the 401(k) Savings Plan over which he or she has voting power, and/or shares held in the Dividend Reinvestment Plan.

(3)	Includes shares registered as custodian or trustee for minors, shares held in trust or shares otherwise beneficially owned.

(4)	Includes 95,718 shares (0.13%) of which Mr. Timken has shared voting power and shared investment power. Of these shares, Mr. Timken disclaims any beneficial ownership as to 12,718 shares, and further disclaims any beneficial ownership as to 2,000 shares owned by his wife individually and 1,000 shares held under his wife’s individual retirement account.

*	Less than 0.01%.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation’s directors and executive officers, and persons who own more than 10% of the Corporation’s common stock, to file with the Commission reports of ownership of the Corporation’s securities on Form 3 and changes in reported ownership on Form 4 or 5. Such directors, executive officers and 10% stockholders are also required by the Commission rules to furnish the Corporation with copies of all Section 16(a) forms they file.
      Based solely upon a review of the reports furnished to the Corporation, or written representations from reporting persons that all reportable transactions were reported, the Corporation believes that during the year ended December 31, 2004, the Corporation’s directors, executive officers and 10% stockholders timely filed all reports they were required to file under Section 16(a), except that due to administrative oversight, (A) the following executive officers inadvertently failed to report certain performance shares issued and immediately deferred in February 2004, resulting in Amended Form 4 filings for each in November 2004: Mr. O’Dell, 26,400 shares; Mr. Geswein, 14,520 shares; Mr. Hillock, 13,200 shares, Mr. Scheurer, 6,600 shares; and Mr. Warren, 5,280 shares; and (B) Mr. O’Dell inadvertently failed to report the vesting of 50,000 performance shares earned out between 2001 and 2003, which shares had previously been reported as derivative securities on Form 4 in December 1999, resulting in a late Form 4 for Mr. O’Dell in November 2004.
DIRECTOR INDEPENDENCE
      The Board has determined that each of Louis V. Bockius III, Christopher M. Connor, Richard L. Crandall, Gale S. Fitzgerald, Phillip B. Lassiter, John N. Lauer, William F. Massy, Eric J. Roorda, W. R. Timken, Jr. and Henry D. G. Wallace, which includes each of the current members of the Audit Committee, the Board Governance Committee and the Compensation Committee, has no material relationship with the Corporation (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation) and is independent within the Corporation’s director independence standards, which reflect exactly the NYSE director independence standards as currently in effect and as they may be changed from time to time. Accordingly, a director will be determined not to be independent under the following circumstances:

•	The director is, or has been within the last three years, an employee of the Corporation, or an immediate family member is, or has been within the last three years, an executive officer, of the Corporation;

•	The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from the Corporation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	(a) The director or an immediate family member is a current partner of a firm that is the Corporation’s internal or external auditor; (b) the director is a current employee of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Corporation’s audit within that time;

•	The director is, or has been within the last three years, employed as an executive officer of another company where any of the Corporation’s present executive officers at the same time serves or served on that company’s compensation committee; or

•	The director or an immediate family member is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Corporation for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000, or two percent of such other company’s consolidated gross revenues.
      Walden W. O’Dell and Eric C. Evans do not meet the aforementioned independence standards because they are the Chairman and Chief Executive Officer, and President and Chief Operating Officer, respectively, and are employees of the Corporation.

DIRECTOR COMMITTEES AND COMPENSATION
      The members of the Audit Committee, which is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, are William F. Massy, Chair, Louis V. Bockius III, Richard L. Crandall, Gale S. Fitzgerald and Henry D. G. Wallace. All members of the committee are independent. The committee met eleven times during 2004, and had informal communications between themselves and management, as well as with the independent auditors at various times during the year. The Board has determined that Messrs. Massy and Wallace are audit committee financial experts. The committee’s functions are described below under “Audit Committee Report.” The committee’s current charter is available on the Corporation’s web site at http://www.diebold.com or by written request to the Corporate Secretary.
      The members of the Board Governance Committee are W. R. Timken, Jr., Chair, Louis V. Bockius III, Richard L. Crandall, Gale S. Fitzgerald, Phillip B. Lassiter and John N. Lauer. All members of the committee are independent. The committee met three times during 2004. The committee’s functions include reviewing the qualifications of potential director candidates and making recommendations to the Board to fill vacancies or to expand the size of the Board, when appropriate. The committee also makes recommendations as to the composition of the various committees of the Board and as to the compensation paid to the directors for their services on the Board and on the committees. The committee’s current charter is available on the Corporation’s web site at http://www.diebold.com or by written request to the Corporate Secretary.
      The members of the Compensation Committee are Phillip B. Lassiter, Chair, Christopher M. Connor, John N. Lauer and W. R. Timken, Jr. The committee met three times during 2004. The committee’s functions are described below under “Compensation Committee Report on Executive Compensation.” The committee’s current charter is available on the Corporation’s web site at http://www.diebold.com or by written request to the Corporate Secretary.
      The members of the Executive Committee are John N. Lauer, Chair, Louis V. Bockius III and W. R. Timken, Jr. The committee did not hold any formal meetings in 2004. The functions of the committee were carried out by telephone or written correspondence. The committee’s functions include reviewing the management and operation of the business of the Corporation between meetings of the Board. The committee’s current charter is available on the Corporation’s web site at http://www.diebold.com or by written request to the Corporate Secretary.
      The members of the Investment Committee are Richard L. Crandall, Chair, William F. Massy, Eric J. Roorda and Henry D. G. Wallace. The committee met one time in 2004. The committee’s functions include establishing the investment policy including asset allocation for the Corporation’s cash, short-term securities and retirement plan assets, overseeing the management of those assets, ratifying fund managers recommended by management and reviewing at least annually the investment performance of the Corporation’s retirement plans and 401(k) Savings Plans to assure adequate and competitive returns. The committee’s current charter is available on the Corporation’s web site at http://www.diebold.com or by written request to the Corporate Secretary.
      In 2004 the Board held seven meetings. All directors attended 75% or more of the aggregate of all meetings of the Board and the Board committees on which they served during the period.
      Non-employee directors are compensated for their services as directors at the rate of $40,000 per year. The non-employee directors who are members of the Audit Committee receive $9,000 per year, and the chair of this committee receives $15,000 per year. The non-employee directors who are members of the Compensation Committee receive $7,000 per year, and the chair of this committee receives $12,000 per year. The non-employee directors who are members of the Board Governance Committee receive $5,000 per year, and the chair of this committee receives $8,000 per year. The non-employee directors who are members of the Executive Committee and the Investment Committee receive $3,000 per year, and the chairs of these committees receive $5,000 per year. A director may elect to defer receipt of all or a portion of his or her compensation pursuant to the Amended and Restated 1985 Deferred Compensation Plan for Directors. Each non-employee director may also receive an award of option rights or restricted shares under the 1991 Plan. In 2004, each non-employee director was awarded a stock option to purchase 4,500 Common Shares at an exercise price representing 100% of the average share price of the Common Shares as of the date of grant. All directors’ options which have vested prior to December 31, 2004 are entitled to reload rights as described in footnote 2 of the table entitled Option Grants in Last Fiscal Year.
CONSIDERATION OF DIRECTOR NOMINEES
Shareholder Nominees
      The policy of the Board Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Board Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth below under “Director Qualifications.” Any shareholder nominations proposed for consideration by the Board Governance Committee should include (1) complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience, and particular fields of expertise, (2) an indication of the nominee’s consent to serve as a director of the Corporation if elected, and (3) the reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director of the Corporation, and should be addressed to Diebold, Incorporated, 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077, Attention: Corporate Secretary. See also “Proposals of Shareholders” on page 26 of this Proxy Statement.
Director Qualifications
      In evaluating director nominees, the Board Governance Committee considers such factors as it deems appropriate, consistent with the Corporation’s Corporate Governance Guidelines and other criteria established by the Board. The Board Governance Committee’s goal in selecting directors for nomination to the Board is generally to seek to create a well-balanced team that combines diverse experience, skill and intellect of seasoned directors in order to enable the Corporation to pursue its strategic objectives. The Board Governance Committee has not reduced the qualifications for service on the Corporation’s Board to a checklist of specific standards or specific, minimum qualifications, skills or qualities. Rather, the Corporation seeks, consistent with the vacancies existing on the Corporation’s Board at any particular time and the interplay of a particular candidate’s experience with the experience of other directors, to select individuals whose business experience, knowledge, skills, diversity, integrity, and global experience would be considered a desirable addition to the Board and any committees thereof. In addition, the Board Governance Committee annually conducts a review of incumbent directors using the same criteria as outlined above, in order to determine whether a director should be nominated for re-election to the Board.
      The Board Governance Committee makes determinations as to director selection based upon the facts and circumstances at the time of the receipt of the director candidate recommendation. Applicable considerations include (1) whether the Board Governance Committee is currently looking to fill a new position created by an expansion of the number of directors, or a vacancy that may exist on the Board, (2) whether the current composition of the Board is consistent with the criteria described in the Corporation’s Corporate Governance Guidelines, (3) whether the candidate submitted possesses the qualifications that are generally the basis for selection for candidates to the Board, and (4) whether the candidate would be considered independent under the rules of the NYSE and the Corporation’s standards with respect to director independence. Final approval of any candidate will be determined by the full Board. A copy of the Corporation’s Corporate Governance Guidelines is available on the Corporation’s web site at http://www.diebold.com or by written request to the Corporate Secretary.
Identifying and Evaluating Nominees for Directors
      The Board Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Board Governance Committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Board Governance Committee through current Board members, professional search firms, shareholders or other persons. As described above, the Board Governance Committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the recommending shareholder’s status, recommendations are considered by the Board Governance Committee at a regularly scheduled meeting.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      The members of the Compensation Committee during the year ended December 31, 2004 were Phillip B. Lassiter, Chair, Christopher M. Connor, John N. Lauer and W. R. Timken, Jr. No officer or employee of the Corporation served on the Compensation Committee during such period.
EXECUTIVE COMPENSATION
      The following table provides information relating to the annual and long-term compensation for the years ended 2004, 2003, and 2002 for the Named Executive Officers of the Corporation, except as indicated for Mr. Evans who was appointed President and Chief Operating Officer in January 2004. The amounts shown include compensation for services in all capacities that were provided to the Corporation including any amounts which may have been deferred.
SUMMARY COMPENSATION TABLE

					Long-Term Compensation Awards

	Annual Compensation				Awards		Payouts

				Other
				Annual	Restricted	Securities		All Other
Name and				Compen-	Stock	Underlying	LTIP	Compen-
Principal Position	Year	Salary	Bonus	sation(1)	Awards(2)	Options	Payouts	sation(1)

Walden W. O’Dell	2004	$720,000	$470,016	$55,280	$75,169	90,000	$1,639,500	$98,685
Chairman of the Board and	2003	660,000	807,200	59,714	0	60,000	1,399,200	74,005
Chief Executive Officer	2002	600,000	660,000	55,925	186,405	60,000	0	53,610
Eric C. Evans	2004	421,023	288,500	60,579	0	40,000	409,875	2,612
President and	2003	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Chief Operating Officer	2002	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Gregory T. Geswein	2004	358,000	163,713	17,410	41,818	30,000	901,725	7,089
Senior Vice President and	2003	327,000	279,300	23,252	0	30,000	769,560	6,814
Chief Financial Officer	2002	315,000	236,000	18,045	73,100	30,000	0	5,610
Michael J. Hillock	2004	300,000	145,260	17,265	101,850	25,000	819,750	6,628
President, International	2003	285,000	243,400	22,135	0	25,000	699,600	6,196
	2002	280,000	206,000	15,583	65,790	25,000	0	5,333
David Bucci	2004	281,000	172,368	20,253	69,000	25,000	819,750	6,207
Senior Vice President,	2003	268,000	228,900	22,582	0	25,000	699,600	5,621
Customer Solutions	2002	260,000	191,000	17,210	62,135	25,000	0	4,950

(1)	The amounts reported for 2004 for “Other Annual Compensation” consist of amounts reimbursed to the Named Executive Officers for tax liability on the use of an automobile or cash in lieu thereof, financial planning services and club memberships, and dividend equivalents on incentive compensation. In addition, for Mr. Evans “Other Annual Compensation” includes reimbursement for temporary living and relocation expenses in the amount of $57,571. The “All Other Compensation” column presents amounts representing the dollar value of insurance premiums paid by the Corporation for the benefit of the executive and amounts contributed for 2004 under the Corporation’s 401(k) Savings Plan, respectively, as follows: Mr. O’Dell ($724; $5,468); Mr. Evans ($362; $2,250); Mr. Geswein ($396; $6,593); Mr. Hillock ($345; $1,296); and Mr. Bucci ($323; $5,809). The “All Other Compensation” column also includes amounts for preferential interest earned but not paid on deferred compensation in 2004 as follows: Mr. O’Dell, $92,493; Mr. Geswein, $100; Mr. Hillock, $4,987; and Mr. Bucci, $75.

(2)	On June 10, 2004, the following Named Executive Officers received restricted stock units with five-year vesting (“RSU’s”) in recognition of the termination of their split-dollar insurance arrangements with the Corporation in 2003: Mr. O’Dell, 1,465 RSU’s; Mr. Geswein, 815 RSU’s; and Mr. Hillock, 1,985 RSU’s. In addition, as additional compensation for 2004, Mr. Bucci received 1,250 restricted shares. As of December 31, 2004, Mr. O’Dell held a total of 14,040 restricted shares, 5,100 performance shares, and 1,465 RSU’s, with values as of that date of $782,449, $284,223 and $81,644, respectively; Mr. Evans held no restricted shares, performance shares or RSU’s; Mr. Geswein held a total of 2,670 restricted shares, 2,000 performance shares and 815 RSU’s, with values as of that date of $148,799, $111,460 and $45,420, respectively; Mr. Hillock held a total of 4,560 restricted shares, 1,800 performance shares and 1,985 RSU’s, with values as of that date of $254,129, $100,314 and $110,624, respectively; Mr. Bucci held a total of 4,560 restricted shares and 1,700 performance shares, with values as of that date of $254,129 and $94,741, respectively. Dividends are paid on restricted shares at the same rate as paid to all shareholders, and dividend equivalents are paid on performance shares and RSU’s at the same rate.

EMPLOYMENT CONTRACTS AND TERMINATION
OF EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS
      The Corporation entered into an employment agreement with Mr. O’Dell when he joined the Corporation on November 1, 1999. This agreement provides for a term of employment of three years with automatic one-year renewals thereafter unless either party notifies the other at least twelve months before the scheduled expiration date that the term is not to renew. During the term of the agreement, Mr. O’Dell is entitled to base salary of at least $500,000 per year, and an annual bonus opportunity equal to 100% of his base salary. Mr. O’Dell’s agreement also provides for the payment of severance compensation in the event his employment terminates under certain circumstances, including two years’ salary, bonus and specified benefits if his employment is terminated by the Corporation without cause.
      In addition, the Corporation entered into an employment agreement with Mr. Evans when he joined the Corporation on January 26, 2004. Mr. Evans’ agreement provides for a term of employment of two years with automatic one-year renewals thereafter unless either party notifies the other in writing at least 90 days before the scheduled expiration date that the term is not to be renewed. Mr. Evans is entitled to base salary of at least $450,000 per year, with an initial annual bonus opportunity equal to 150% of his base salary. Mr. Evans’ agreement also provides for the payment of severance compensation in the event his employment terminates under certain circumstances, including two years’ salary, bonus and specified benefits if his employment is terminated by the Corporation without cause.
      The Corporation has entered into agreements with each of the Named Executive Officers, and certain other executives, providing that in the event of any change in control of the Corporation through the acquisition of 20 percent or more of the outstanding voting securities of the Corporation, certain changes in the composition of the Corporation’s Board, or by merger or consolidation of the Corporation into, or sale of substantially all of its assets to, another corporation, such persons would continue their employment with the Corporation in their present positions for a term of three years following such change in control. During such term of employment, each of the Named Executive Officers would be entitled to receive base compensation and to continue to participate in incentive and employee benefit plans at levels no less favorable to him or her than prior to commencement of the term. In the event of the termination of such person’s employment under certain circumstances after a change in control of the Corporation, such person would be entitled to receive a payment in the amount of approximately twice such person’s prior base salary and to continue to participate in certain employee benefit plans for up to two years. In Mr. O’Dell’s case his employment agreement provides that he would be entitled to receive a payment of approximately three times his prior base salary and to continue to participate in certain employee benefit plans for up to two years. None of the agreements will become operative until a change in control of the Corporation has occurred, prior to which time the Corporation and such persons each reserve the right at any time, with or without cause, to terminate his or her employment relationship. The

Corporation has established trusts to secure, among other things, the payment of amounts that may become payable pursuant to these agreements and to reimburse such persons for expenses incurred in attempting to enforce the Corporation’s obligations pursuant to these agreements and certain other arrangements. These trusts will be funded only in connection with or in anticipation of a change in control of the Corporation.
OPTION GRANTS IN LAST FISCAL YEAR
      The following table provides information relating to stock option grants for the year 2004 for the Named Executive Officers of the Corporation. No stock appreciation rights were granted to the Named Executive Officers or other optionees during 2004.

	Individual Grants

	Number
	of			Grant Date Value(1)
	Securities	% of
	Underlying	Total Options	Exercise		Grant
	Options	Granted to	or Base		Date
	Granted(2)	Employees in	Price	Expiration	Present
Name	(#)	Fiscal Year	($/sh)(3)	Date	Value($)

Walden W. O’Dell	90,000	18.2	53.10	2/10/14	$1,395,000
Eric C. Evans	40,000	8.1	50.73	1/28/14	607,600
Gregory T. Geswein	30,000	6.1	53.10	2/10/14	465,000
Michael J. Hillock	25,000	5.1	53.10	2/10/14	387,000
David Bucci	25,000	5.1	53.10	2/10/14	387,000

(1)	The Commission authorizes the use of variations of the Black-Scholes option-pricing model for valuing executive stock options in its rules on executive compensation disclosure. The Corporation utilizes the Black-Scholes model to estimate the grant date present value of stock option grants. The following assumptions were used in calculating the Black-Scholes present value of the 2004 stock option grants: (a) an expected option term of four years for the Named Executive Officers; (b) an interest rate of 2.66%, which is the interest rate for a zero-coupon U.S. government issue with a maturity of four years; (c) volatility of 38% calculated using the daily ending stock price for the equivalent period to the expected option term prior to grant date; and (d) a dividend yield of 1.50%, the average dividends paid annually over the last four years. There is no assurance that the value actually realized by an executive will be at or near the estimated Black-Scholes value. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. The Corporation does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option.

(2)	All option grants were new and not granted in connection with an option repricing transaction. The term of the options is ten years, and vesting occurs at the rate of 25% annually beginning one year from the date of grant or immediately in the event of a change in control. These options have a reload feature, under which an optionee can elect to pay the exercise price using previously owned shares and receive a new option at the then current market price for a number of shares equal to those surrendered. The reload feature is only available, however, if the optionee agrees to defer receipt of the balance of the option shares for at least two years. This feature was also made available to all outstanding stock options held by these individuals.

(3)	The exercise or base price per share represents the average share value of the Corporation’s Common Shares as of the date of grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES
      The following table provides information relating to stock option exercises for the year 2004 and exercisable and unexercisable stock options at December 31, 2004 for the Named Executive Officers of the Corporation. No stock appreciation rights were awarded to such individuals during the last fiscal year, and no stock appreciation rights were exercised or remained unexercised during the last fiscal year.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
			Options at FY-End		at FY-End
	Shares		(#)		($)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable/Unexercisable		Exercisable/Unexercisable

Walden W. O’Dell	0	0	82,500	*	$1,879,500	*
			177,500	**	$2,022,800	**
Eric C. Evans	0	0	—	*	$—	*
			40,000	**	$200,000	**
Gregory T. Geswein	0	0	80,000	*	$2,067,350	*
			75,000	**	$1,005,750	**
Michael J. Hillock	0	0	106,500	*	$2,614,082	*
			62,500	**	$838,125	**
David Bucci	2,250	121,095	111,000	*	$2,724,753	*
			62,500	**	$838,125	**

*	exercisable

**	unexercisable
LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR
      The following table provides information relating to the long-term incentive awards that were made in the year 2004 under the 1991 Plan for the Named Executive Officers.

			Estimated Future Payouts Under
	Number of	Performance or	Non-Stock Price-Based Plans
	Shares, Units	Other Period	Number of Shares
	or Other	Until Maturation
Name	Rights	or Payout	Threshold	Target	Maximum

Walden W. O’Dell	20,000	1/1/04-12/31/06	6,000	20,000	40,000
Eric C. Evans	15,000	1/1/04-12/31/06	4,500	15,000	30,000
Gregory T. Geswein	11,000	1/1/04-12/31/06	3,300	11,000	22,000
Michael J. Hillock	10,000	1/1/04-12/31/06	3,000	10,000	20,000
David Bucci	10,000	1/1/04-12/31/06	3,000	10,000	20,000
      The table above presents information about performance shares awarded during the year pursuant to the 1991 Plan. Each performance share that is earned out entitles the holder to the then current value of one Common Share. Beginning with the 2004-2006 performance period, payouts of awards will be tied to achievement of management objectives based upon a comparison of the Corporation’s relative total shareholder return against the average total shareholder return of a peer group of companies and the average total shareholder return of the S&P MidCap 400 Index. For a more detailed description of the performance criteria, see the “Compensation Committee Report on Executive Compensation” below. The measures are calculated over the three-year period shown in the table above over the period from January 28, 2004 through the day of the Corporation’s annual earnings release in January 2007. No amount is payable unless the threshold amount is exceeded. The maximum award amount, which can be up to 200% of the target amount, will be earned only if the Corporation achieves the maximum performance measure.

PENSION PLAN TABLE
      The Named Executive Officers, excluding Mr. Evans, are eligible to participate in a qualified non-contributory defined benefit retirement plan (“Qualified Retirement Plan”). In addition, the Named Executive Officers, excluding Mr. Evans, and six additional executive officers participate in an unfunded non-qualified supplemental retirement plan (“Supplemental Retirement Plan I”). The Supplemental Retirement Plan I is closed to new participants. Prospectively, executives not currently participating in the Supplemental Retirement Plan I may be eligible to participate in a new non-qualified supplemental retirement plan (“Supplemental Retirement Plan II”). Mr. Evans and one additional executive officer participate in the Supplemental Retirement Plan II.
Qualified Retirement Plan
      Benefit levels under the Qualified Retirement Plan are based on years of service (subject to a maximum of 30 years), final average compensation (which is a five-year average of the Salary and Bonus, as reflected in the Summary Compensation Table but limited to $205,000 in 2004), and the participant’s individual Covered Compensation as defined under the Internal Revenue Code.
Supplemental Retirement Plan I
      The Supplemental Retirement Plan I provides a supplemental monthly retirement benefit so that a participant’s total retirement benefit from the Qualified Retirement Plan and the Supplemental Retirement Plan I, plus one-half of the participant’s anticipated Social Security benefit payable at age 62, equals 65% (prorated for less than fifteen years of service) of the participant’s final average compensation received from the Corporation during the highest five consecutive years of the last ten calendar years of employment. Compensation is defined for this purpose as Salary plus Bonus accrued for each such calendar year. The Supplemental Retirement Plan I benefits are payable at age 62 on a joint & survivor basis, if married, and a single life basis, if single at retirement. A participant may also elect, subject to the approval of the Compensation Committee of the Board, to receive benefits in the form of a lump sum payment at retirement. In no case will less than five years of benefit payments be made to the participant, his or her spouse and/or beneficiary, as applicable. Benefits are available to participants electing early retirement at age 60 (on a reduced basis) or who become disabled while employed. Benefits are also available to participants whose employment is involuntarily terminated with no service requirement. Reduced benefits (computed at 55% of final average compensation, rather than 65%) are available to participants who voluntarily terminate employment after completing ten years of service. Accrued benefits under the Supplemental Retirement Plan I are fully vested in the event of a change in control of the Corporation. The Supplemental Retirement Plan I is closed to new participants.
      Table A sets forth the estimated annual benefits for both the Qualified Retirement Plan and the Supplemental Retirement Plan I upon retirement at age 62 to the executive officers who elect to retire and receive an annuity. The benefit amounts shown in this table are in addition to any benefits to which the participant might be entitled under the Social Security Act, and assume that the Supplemental Retirement Plan I and the Social Security Act continue unchanged and that one-half of each participant’s anticipated Social Security benefit is $8,712 per year at age 62.

TABLE A
RETIREMENT PLAN AND SUPPLEMENTAL RETIREMENT PLAN I
Annual Benefit Payable At Age 62

Average			15 or More
Compensation	5 Years	10 Years	Years
At Age 62	of Service	of Service	of Service

$300,000	$56,288	$121,288	$186,288
500,000	99,621	207,955	316,288
700,000	142,955	294,621	446,288
900,000	186,288	381,288	576,288
1,100,000	229,621	467,955	706,288
1,300,000	272,955	554,621	836,288
1,500,000	316,288	641,288	966,288
1,600,000	337,955	684,621	1,031,288
1,700,000	359,621	727,955	1,096,288
1,800,000	381,288	771,288	1,161,288
Supplemental Retirement Plan II
      The Supplemental Retirement Plan II provides a supplemental monthly retirement benefit so that a participant’s total retirement benefit from the Qualified Retirement Plan and the Supplemental Retirement Plan II, plus one-half of the participant’s anticipated Social Security benefit payable at age 65, equals 50% (prorated for less than thirty years of service) of the participant’s final average compensation received from the Corporation during the highest five consecutive years of the last ten calendar years of employment. Compensation is defined for this purpose as Salary plus Bonus accrued for each such calendar year. The Supplemental Retirement Plan II benefits are payable at age 65 as a straight life annuity. Joint & survivor options are available on an actuarially equivalent basis. A participant may also elect, subject to the approval of the Compensation Committee of the Board, to receive benefits in the form of a lump sum payment at retirement. Benefits are available to participants electing early retirement at age 60 (on a reduced basis) or who become disabled while employed. Benefits are also available to participants whose employment is involuntarily terminated with no service requirement. Reduced benefits (computed as the excess of the benefit payable to the participant under the terms of the Qualified Retirement Plan without regard to statutory limits over the benefit payable under the terms of the Qualified Retirement Plan) are available to participants who voluntarily terminate employment after completing ten years of service. Accrued benefits under the Supplemental Retirement Plan II are fully vested in the event of a change in control of the Corporation. The Supplemental Retirement Plan II replaces the Supplemental Retirement Plan I for incoming eligible executives.
      Table B sets forth the estimated annual benefits for both the Qualified Retirement Plan and the Supplemental Retirement Plan II upon retirement at age 65 to the executive officers who elect to retire and receive an annuity. The benefit amounts shown in this table are in addition to any benefits to which the participant might be entitled under the Social Security Act, and assume that the Supplemental Retirement Plan II and the Social Security Act continue unchanged and that one-half of each participant’s anticipated Social Security benefit is $11,244 per year at age 65.

TABLE B
RETIREMENT PLAN AND SUPPLEMENTAL RETIREMENT PLAN II
Annual Benefit Payable At Age 65

Average						30
Compensation	5 Years	10 Years	15 Years	20 Years	25 Years	or More Years
At Age 65	of Service	of Service	of Service	of Service	of Service	of Service

$300,000	$13,756	$38,756	$63,756	$88,756	$113,756	$138,756
500,000	30,423	72,089	113,756	155,423	197,089	238,756
700,000	47,089	105,423	163,756	222,089	280,423	338,756
900,000	63,756	138,756	213,756	288,756	363,756	438,756
1,100,000	80,423	172,089	263,756	355,423	447,089	538,756
1,300,000	97,089	205,423	313,756	422,089	530,423	638,756
1,500,000	113,756	238,756	363,756	488,756	613,756	738,756
1,600,000	122,089	255,423	388,756	522,089	655,423	788,756
1,700,000	130,423	272,089	413,756	555,423	697,089	838,756
1,800,000	138,756	288,756	438,756	588,756	738,756	888,756
      As of December 31, 2004, the number of years of service for the Named Executive Officers is as follows: Mr. O’Dell, 12.4 years; Mr. Evans, 1.8 years; Mr. Geswein, 4.8 years; Mr. Hillock, 25.8 years; Mr. Bucci, 27.3 years. The number of years of service for Mr. O’Dell includes 7 years of service provided under his employment agreement upon commencing his employment by the Corporation, which are to be taken into account in determining his accrued benefit under the Supplemental Retirement Plan I upon any termination of employment. His employment agreement also provides that he is fully vested in his accrued benefit under the Supplemental Retirement Plan I. The number of years of service granted to Mr. Evans will be double his actual years of service as provided under his employment agreement upon commencing his employment by the Corporation. These years of service are to be taken into account in determining his accrued benefit under the Supplemental Retirement Plan II upon any termination of employment. His employment agreement also provides that he is fully vested in his accrued benefit under the Supplemental Retirement Plan II.
EQUITY COMPENSATION PLAN INFORMATION

Number of securities
remaining available for
	Number of securities to	Weighted-average	future issuance under
	be issued upon exercise	exercise price of	equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders	3,899,622	$40.76	2,319,373
Equity compensation plans not approved by security holders	—	—	—

Total	3,899,622	$40.76	2,319,373

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION
      As noted above, the Compensation Committee (the “Committee”) is comprised of Phillip B. Lassiter, Chair, Christopher M. Connor, John N. Lauer and W. R. Timken, Jr. Each member meets the independence standards of the NYSE listing requirements.
      The Committee’s compensation philosophy is to provide a total compensation package for its Named Executive Officers and other executive officers, including base salary, annual incentive compensation and long-term incentive compensation, that will:

•	Enable the Corporation to attract, retain and motivate superior quality executive officers.

•	Link the financial interests of executive officers with those of shareholders, through short- and long-term incentive plans clearly tied to corporate, business unit and individual performance.

•	Provide total compensation opportunities commensurate with the Corporation’s performance and consistent with a peer group of companies.

•	Encourage substantial share ownership by executive officers.
      The Committee’s principal functions in furtherance of these goals are to establish base salary levels, and select the participants and assess achievement of corporate and individual goals for the executive officers under the Corporation’s annual and long-term incentive plans. The Committee reviews the management succession plan and proposed changes to any benefit plans of the Corporation such as retirement plans, deferred compensation plans and section 401(k) savings plans. The Committee’s charter is available on the Corporation’s web site at http://www.diebold.com or by written request to the Corporate Secretary.
      Consistent with its philosophy, the Committee believes that the executive officers’ base salaries should be comparable to the average base salary of a peer group of companies similar to the Corporation in size and industry. Further, the Committee feels that the executive officers’ total compensation (consisting of base salary, annual and long-term incentive compensation, and stock options), should be at or above the average total compensation for the peer group provided the Corporation meets or exceeds its performance expectations, and below the peer group average when it does not. In addition, it is intended that a significant proportion of the executive officers’ total compensation should be variable and dependent on the overall performance of the Corporation. The Committee feels that this objective can be achieved through appropriate design of long-term incentive compensation.
      The Corporation’s annual incentive compensation provides reward opportunities for performance over a shorter period of performance, while its long-term incentive compensation rewards performance over a longer period, usually three years, with rewards based upon the achievement of individual goals and overall corporate performance. In addition, stock options granted to executive officers provide value to the recipient only upon the price appreciation of the Common Shares.
      In order to assess competitiveness in the marketplace, the Committee periodically retains independent executive compensation consultants to review and evaluate each of the major elements of the Corporation’s compensation program. Following a review conducted in 2003 by Towers Perrin, the Committee initiated several important changes in its measurement of executive compensation, the type of awards granted, and the amount of such awards to be granted during 2004. These changes included the following:

•	The Committee approved revisions to the measures used to determine performance share awards. Previously, the Committee based the awards on three separate financial measures: growth in earnings per share (weighted 50%), return on total capital (weighted 25%), and relative total shareholder return (weighted 25%). Beginning with the 2004-2006 performance period (and continuing for the 2005-2007 performance period), the performance measures will be based on a comparison of the Corporation’s relative total shareholder return against the average total shareholder return of the peer group and the average total shareholder return of the S&P MidCap 400 Index — in which the Corporation is included as a constituent.

•	The peer group used for comparison with respect to performance share awards was expanded from fourteen to forty-three companies in order to provide a broader sample of peer companies and a more reliable range of comparable executive compensation.

•	The Committee approved grants of RSU’s with a three-year vesting period to management employees outside the executive officer group. The Committee believes that grants of RSU’s to non-executive officers in lieu of stock options are more effective.
Base Salary Compensation
      The base salary for all executive officers is reviewed annually. This review includes an analysis of past and expected future performance of the executive officers, as well as the responsibilities and qualifications of the executive officers individually and the performance of the Corporation in comparison with the peer group. As noted above, the Committee endeavors, over time, to provide base salary to its executive officers comparable to the average base salary of the peer group. For 2004, management recommended, and the Committee concurred with, modest increases in salaries, amounting to an increase of less than 5% overall compared with salaries for 2003.
Annual Incentive Compensation
      The Corporation’s annual incentive bonus plan (“Incentive Plan”) recognizes the performance of the Named Executive Officers, other executive officers and key managers who contribute to the Corporation’s success. In general, the participants with the greatest responsibility have the highest proportion of their cash compensation tied to the Incentive Plan. The performance criteria, which are described in more detail below, reflect a combination of corporate earnings per share and specific individual goals and objectives.
      At the beginning of 2004, the Committee established annual performance goals for the Corporation that were based on the Corporation’s percentage increase in earnings per share over 2003. The performance goals included threshold and maximum amounts for achievement and excluded any impact of pension expense. The Committee established the threshold at a level that required the Corporation to exceed by 4% the level of earnings per share achieved in 2003 before any payout could occur, with the maximum payout at 17% over 2003. At the same time, the Committee reviewed, amended and approved individual personal performance goals and objectives for the Named Executive Officers. The Incentive Plan is generally weighted 50% on the Corporation achieving its earnings per share goal and 50% on the individual’s goals and objectives. Generally, Incentive Plan compensation is paid only if the Corporation achieves the minimum threshold amount of its earnings per share goal even though an individual may have achieved his or her personal goals and objectives. The Committee, however, retains discretion to provide for a payment if the threshold limit is not met and if circumstances warrant. At the end of the year, the Committee reviewed the performance of the Corporation and achievement of the personal goals and objectives for the Named Executive Officers and other executive officers. The Committee then reviewed its findings and recommendations with the Board of Directors. In 2004, the Corporation did exceed the performance threshold level, and the executive officers received incentive compensation accordingly.
Long-Term Incentive Compensation
      The 1991 Plan affords flexibility in the types of awards that can be made for a long-term period. In particular, certain awards tie the individual’s performance to the performance of the Corporation. In 2004, as in prior years, the Committee used performance share grants for the performance period of January 1, 2004 through December 31, 2006. However, as noted above, the performance measures were changed in 2004 to be based on the Corporation’s relative total shareholder return as compared against the relative total shareholder returns for an expanded peer group and the S&P MidCap 400 Index.
      In addition, during 2004 the Committee provided for stock option grants to the Named Executive Officers and also to other executive officers. The number of option shares granted was based on recommendations of the Committee’s compensation consultant, the target total compensation for the peer group and the value of option grants as determined by the Black-Scholes option valuation method.

      While the Committee has moved from stock options to RSU’s for non-executive officers as mentioned above, the Committee continues to believe that for senior management, stock options provide an essential compensation component. Stock options align the interests of senior management directly with those of the Corporation’s shareholders since no benefit inures unless stock price appreciation occurs over a period of years. Information on the stock options granted to the Named Executive Officers is included elsewhere in this proxy statement in the table entitled “Option Grants in Last Fiscal Year”.
Stock Ownership Guidelines
      Based upon information provided by the compensation consultant, stock ownership guidelines were established at the end of 1996 for the Named Executive Officers and other executive officers. The Committee and the Board of Directors believe that it is important that each executive officer have a substantial investment in the Corporation, thereby linking an executive officer’s interests with other shareholders. These guidelines set forth a specific target level of ownership based upon a multiple of base salary. The target levels are four times salary for group vice presidents and vice presidents, six times salary for executive vice presidents and senior vice presidents, eight times salary for the president and chief operating officer and ten times salary for the chairman of the board and the chief executive officer. Periodic adjustments may be considered, and discretion may be used in certain instances. It is expected that the target levels will be achieved from stock earned by the executive officers through the executive compensation program, including restricted shares, deferred shares and shares held through the Corporation’s 401(k) savings plan on an after-tax basis, assuming an average rate of tax of 42%. The Committee reviews progress toward the target levels of ownership on an annual basis. At the time of the Committee’s most recent review, a majority of the executive officers were approaching, or exceeded, the stock ownership target levels, and those that were not generally consisted of recently appointed executive officers who are expected be in compliance within a reasonable period of time.
Chief Executive Officer Compensation
      Mr. O’Dell’s employment agreement, dated November 1, 1999, sets his base salary at $500,000 per year, subject to annual increase by the Board. It also provides for an initial annual incentive award opportunity under the Incentive Plan of up to 100% of base salary. The Committee set this percentage at 180% for 2004, and set his base salary at $720,000 for 2004. There were no other changes in Mr. O’Dell’s compensation during 2004. For 2004, Mr. O’Dell received a payment under the Corporation’s annual incentive bonus plan in the amount of $470,016, which was determined in the same manner as the payments to the other executive officers. Mr. O’Dell received this amount because he achieved certain pre-determined goals and objectives, particularly, increases in total revenue, total shareholder return and earnings per share. With respect to long-term incentive compensation, Mr. O’Dell was granted a performance share grant in 2004 covering the performance period of January 1, 2004 through December 31, 2006. As stated previously, any earnout of shares will be based upon achievement of the new financial measures indicated above under “Long-Term Incentive Compensation”. The payout for Mr. O’Dell will be 2,500 shares at threshold, 20,000 shares at target and 40,000 shares at maximum. For the performance period of January 1, 2002 through December 31, 2004, the chief executive officer earned 30,000 shares, which was the maximum earn-out. In addition, in 2004 Mr. O’Dell was granted a stock option for 90,000 shares at $53.10 per share, which represented the average share price as of the date of grant. Additional information on his stock option is included in the table entitled “Option Grants in Last Fiscal Year”. The Committee believes Mr. O’Dell’s overall performance in 2004 was very strong despite the challenges in election systems, where progress and results were disappointing. The Committee further recognizes the superb performance of the Corporation over the last five years under the leadership of Mr. O’Dell and the executive management team. Additional details about the compensation provided under Mr. O’Dell’s employment agreement are described under “Employment Contracts and Termination of Employment and Change-in-Control Agreements”. As noted above in the “Summary Compensation Table”, in June 2004 Mr. O’Dell also received 1,465 RSU’s with five-year vesting, in recognition of the termination of his split-dollar insurance arrangement with the Corporation in 2003.

Compliance with Federal Tax Legislation
      Section 162(m) of the Internal Revenue Code generally precludes the Corporation and other public companies from taking a tax deduction for compensation in excess of $1 million that is not performance-based and is paid, or otherwise taxable, to the Named Executive Officers. In order to qualify as performance-based compensation, the applicable compensation plan must have been approved by the Corporation’s shareholders. The Corporation has taken steps that are intended to ensure the Corporation is not adversely affected by Section 162(m) by structuring certain grants under the shareholder-approved 1991 Plan to qualify as performance-based compensation. The Committee is further addressing the impact of Section 162(m) by recommending shareholder approval of the Corporation’s proposed Annual Cash Bonus Plan, as discussed more fully below under “Approval of the Corporation’s Annual Cash Bonus Plan”.
      The foregoing report on 2004 executive compensation was submitted by the Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A promulgated by the Commission or Section 18 of the Securities Exchange Act of 1934. The names of the directors who serve on the Compensation Committee are set forth below:

Phillip B. Lassiter, Chair
Christopher M. Connor
John N. Lauer
W. R. Timken, Jr.

PERFORMANCE GRAPH
     Set forth below is a line graph comparing the yearly percentage change in the cumulative shareholder return, which includes the reinvestment of cash dividends, of the Corporation’s Common Shares with the cumulative total return of (i) the S&P Composite 500 Stock Index, (ii) the S&P MidCap 400, (iii) the group of peer companies selected by the Corporation based on similarity to the Corporation’s line of business and similar market capitalization used in last year’s proxy statement and (iv) the new group of peer companies selected by the Corporation based on similarity to the Corporation’s line of business and similar market capitalization. The Corporation has selected a new peer group that provides a broader selection of peer companies, as discussed previously under “Compensation Committee Report on Executive Compensation” above. The table and the graph below include both the old and new indices of peer companies. The comparison covers the five-year period starting December 31, 1999 and ended December 31, 2004. The comparisons in this graph are required by rules promulgated by the Commission and are not intended to forecast future performance of the Corporation’s Common Shares.

	Dec-99	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04

Diebold, Incorporated	$100	$145	$179	$186	$247	$259

S&P 500®	$100	$121	$110	$97	$76	$97

S&P Mid Cap 400©	$100	$118	$117	$100	$135	$158

Old Custom Composite Index (14 Stocks)	$100	$103	$117	$94	$119	$136

New Custom Composite Index (43 Stocks)	$100	$111	$90	$76	$115	$133

The Old Custom Composite Index consists of Affiliated Computer Services- Class A, Bisys Group Inc., Certegy Inc. (starting 3Q01), Cybex International Inc, Deluxe Corp, Dover Corp, Fiserv Inc, Harris Corp, NCR Corp, Pitney Bowes Inc, Symbol Technologies, Sungard Data Systems Inc, Thomas & Betts Corp, and Varian Inc.

The New Custom Composite Index consists of 3Com Corp, Affiliated Computer Services- Class A, American Power Conversion, Ametek Inc., Avaya Inc. (starting 4Q00), Benchmark Electronics Inc., Bisys Group Inc., Certegy Inc. (starting 3Q01), Cooper Industries Ltd., Corning Inc., Crane Co., Danaher Corp, Deluxe Corp, Donaldson Co., Inc., Dover Corp, Fiserv Inc., Fisher Scientific International Inc., FMC Technologies Inc. (starting 3Q01), Genlyte Group Inc., Harris Corp, Hubbell Inc.- Class B, International Game Technology, ITT Industries Inc., Lennox International Inc., Mettler-Toledo International Inc., NCR Corp, Pall Corp, Parker- Hannifin Corp, Perkinelmer Inc., Pitney Bowes Inc., Rockwell Automation, Rockwell Collins Inc. (starting 3Q01),Sauer-Danfoss Inc., Scientific-Atlanta Inc., Sungard Data Systems Inc., Teleflex Inc., Thermo Electron Corp, Thomas & Betts Corp, Titan Corp, Unisys Corp, Unova Inc., Varian Medical Systems Inc. and York International Corp.

Copyright © 2005, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

REPORT OF AUDIT COMMITTEE
      As noted above, the Audit Committee is comprised of William F. Massy, Chair, Louis V. Bockius III, Richard L. Crandall, Gale S. Fitzgerald and Henry D. G. Wallace. Each member of the committee is independent as defined in Section 303A.02 of the NYSE listing standards. The primary duties and responsibilities of the committee are as follows: (a) monitor the adequacy of the Corporation’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance; (b) monitor the independence and performance of the Corporation’s outside auditors and internal auditing department; and (c) provide an avenue of communication among the outside auditors, management, the internal audit organization and the Board. The Board has adopted an Audit Committee Charter, which is available on the Corporation’s web site at http://www.diebold.com or by written request to the Corporate Secretary.
      The Audit Committee has reviewed and discussed with the Corporation’s management and KPMG LLP, the Corporation’s independent auditors, the audited financial statements of the Corporation contained in the Corporation’s Annual Report to Shareholders for the year ended December 31, 2004. The Audit Committee has also discussed with the Corporation’s independent auditors the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).
      The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (titled, “Independence Discussions with Audit Committees”), and has discussed with KPMG LLP its independence. The Audit Committee has also considered whether the provision of information technology services and other non-audit services to the Corporation by KPMG LLP is compatible with maintaining its independence.
      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the Commission.

William F. Massy, Chair
Louis V. Bockius III
Richard L. Crandall
Gale S. Fitzgerald
Henry D. G. Wallace

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
      KPMG LLP acted as the Corporation’s independent auditors during the past fiscal year, and has so acted since 1965.
      The following table shows the fees billed to the Corporation for the audit and other services provided by KPMG LLP for fiscal 2004 and 2003.

	2004	2003

Audit Fees(1)	$2,354,000	$1,312,000
Audit-Related Fees(2)	76,000	60,000
Tax Fees(3)	1,233,000	759,000
All Other Fees	0	0
Total	$3,663,000	$2,131,000

(1)	“Audit Fees” consist of fees billed for professional services rendered for the audit of the Corporation’s annual financial statements and review of the interim financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings.

(2)	“Audit-Related Fees” consist of fees billed primarily for employee benefit plan audits and other attestation services.

(3)	“Tax Fees” consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning, both domestic and international. These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.
      The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to William F. Massy, Chair of the Audit Committee, when expedition of services is necessary, provided that Mr. Massy must report any decisions to pre-approve to the full Audit Committee at its next scheduled meeting. Since May 2003, none of the services rendered by the independent auditors under the categories “Audit — Related Fees”, “Tax Fees” and “All Other Fees” described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the Commission.
      The Audit Committee has again appointed KPMG LLP to examine the accounts and other records of the Corporation for the fiscal year ending December 31, 2005. The Board of Directors will present to the annual meeting a proposal that such appointment be ratified. Should the shareholders fail to ratify the appointment, the Audit Committee will reconsider its selection.
      KPMG LLP has no financial interest, direct or indirect, in the Corporation or any subsidiary.
      A representative of KPMG LLP is expected to be present at the annual meeting to make a statement if he or she desires to do so and to respond to appropriate questions.
THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF
THE APPOINTMENT OF AUDITORS.

APPROVAL OF THE CORPORATION’S ANNUAL CASH BONUS PLAN
      The Board recommends a vote for approval of the new Diebold, Incorporated Annual Cash Bonus Plan for executive officers of the Corporation (the “Annual Cash Bonus Plan”). The purpose of the Annual Cash Bonus Plan is to attract and retain key executives for the Corporation and its subsidiaries and to provide such persons with incentives for superior performance. Incentive bonus payments made under the Annual Cash Bonus Plan are intended to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code, as amended, and Section 1.162-27 of the Treasury Regulations promulgated thereunder. Generally, Section 162(m) prevents a company from receiving a federal income tax deduction for compensation paid to any one of the five most highly compensated executive officers in excess of $1.0 million for any year, unless that compensation is performance-based. One of the requirements of “performance-based compensation” for purposes of Section 162(m) is that the compensation be paid pursuant to a plan that has been approved by the Corporation’s shareholders.
      The principal change required by Section 162(m) would be that the Compensation Committee of the Board would no longer have the same flexibility under the Annual Cash Bonus Plan as in the past to exercise discretion in making adjustments to meet individual circumstances and reflect the outcome of performance objectives. The Annual Cash Bonus Plan will require the Compensation Committee to use goals and formulas that could be verified by an independent third party, without the exercise of discretion, except to reduce the amount of compensation that might otherwise be payable under the Annual Cash Bonus Plan.
      Summary of Terms. The following is a summary of the terms of the Annual Cash Bonus Plan and is qualified in its entirety by reference to the complete text of the Annual Cash Bonus Plan, which is set forth in Exhibit A.

•	Administration. The Annual Cash Bonus Plan shall be administered by the Compensation Committee or any other committee appointed by the Board to administer the Annual Cash Bonus Plan (consisting of at least two directors, each of whom must be an “outside director” within the meaning of Section 162(m)). In administering the Annual Cash Bonus Plan, the Compensation Committee shall have full power and authority to interpret and administer the Annual Cash Bonus Plan and shall have the exclusive right to establish Management Objectives (as defined below) and the amount of incentive bonuses payable upon achievement of such objectives.

•	Eligible Executive. Participation in the Annual Cash Bonus Plan will be limited to an “Eligible Executive,” which is defined as the Corporation’s Chief Executive Officer and each other executive officer or other employee of the Corporation designated by the Compensation Committee. At present, under the Annual Cash Bonus Plan, there would be approximately 21 Eligible Executives, including the Named Executive Officers, participating.

•	Management Objectives. An Eligible Executive’s right to receive a bonus under the Annual Cash Bonus Plan depends on achievement of certain specified performance goals, referred to as “Management Objectives”. Management Objectives may be described in terms of Corporation-wide objectives or objectives that are related to the performance of the individual Eligible Executive or of the subsidiary, division, department or function within the Corporation or subsidiary in which the Eligible Executive is employed. The Management Objectives shall be limited to specified levels of, growth in or relative peer company performance in one or more of the following: earnings per share; return on invested capital; return on total capital; return on assets; return on equity; total shareholder return; growth in net income, revenue, cash flow or operating profit; and/or productivity improvement.

•	Awards.

•	Not later than the 90th day of each fiscal year of the Corporation, the Compensation Committee shall establish the Management Objectives for all Eligible Executives and the amount of incentive bonus payable (or formula for determining such amount) upon full achievement of the specified Management Objectives. The Compensation Committee may further specify in respect of the specified Management Objectives a minimum acceptable level of achievement below which no incentive bonus payment will be made and shall set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Management Objectives. The Compensation Committee may not modify any terms of awards established, except to the extent that after such modification the incentive bonus would continue to constitute qualified “performance-based compensation” for purposes of Section 162(m).

•	The Compensation Committee retains the discretion to reduce the amount of any incentive bonus that would be otherwise payable to an Eligible Executive (including a reduction in such amount to zero).

•	Notwithstanding any other provision of the Annual Cash Bonus Plan to the contrary, in no event shall the incentive bonus paid to an Eligible Executive under the Annual Cash Bonus Plan for a year exceed $2.75 million.

•	Committee Certification. As soon as practicable after the end of each fiscal year of the Corporation, the Compensation Committee shall determine whether the Management Objective has been achieved and the amount of the incentive bonus to be paid to each Eligible Executive for such fiscal year and shall certify such determinations in writing.

•	Amendment and Termination. The Committee may amend the plan from time to time, provided that any such amendment is subject to shareholder approval to the extent required to satisfy Section 162(m). The Committee may also terminate the plan, on a prospective basis only, at any time.

•	Effective Date. Subject to its approval by the shareholders, the Annual Cash Bonus Plan shall become effective for the 2005 fiscal year, and shall remain effective until the first annual meeting of shareholders held in the 2010 fiscal year, subject to any further shareholder approvals (or reapprovals) mandated for performance-based compensation under Section 162(m).

      Annual Cash Bonus Plan Benefits. Since the Annual Cash Bonus Plan affords the Compensation Committee discretion in establishing target bonuses (subject to the $2.75 million annual limit per person noted above), it is not possible to determine the amount of the benefits that may become payable under the Annual Cash Bonus Plan. If the Annual Cash Bonus Plan had been in effect for fiscal 2004, the bonuses that would have been payable to the Named Executive Officers would have been identical to the bonuses actually paid to the Named Executive Officers for 2004, as provided in the “Summary Compensation Table” above. In addition, if the Annual Bonus Plan had been in effect for fiscal 2004, the aggregate amount of the bonuses that would have been payable to all Eligible Executives would have been $2,855,814. If the Annual Cash Bonus Plan is not approved by shareholders, no bonuses will be paid under such plan.
      Federal Income Tax Consequences. Under present federal income tax law, an Annual Cash Bonus Plan participant will be taxed at ordinary income rates on the amount of any payment received pursuant to the Annual Cash Bonus Plan. Generally, and subject to the provisions of Section 162(m), the Corporation will receive a federal income tax deduction corresponding to the amount of income recognized by an Annual Cash Bonus Plan participant.
THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE
CORPORATION’S ANNUAL CASH BONUS PLAN.

EXPENSES OF SOLICITATION
      The cost of soliciting the proxies will be paid by the Corporation. In addition to solicitation by mail, some of the Corporation’s directors, officers and employees, without extra compensation, may conduct additional solicitations by telephone, facsimile and personal interviews. The Corporation will also enlist, at its own cost, the assistance of banks, bankers and brokerage houses in additional solicitations of proxies and proxy authorizations, particularly from those of their clients or customers whose shares are not registered in the clients’ or customers’ own names. Brokers, bankers, etc., will be reimbursed for out-of-pocket and reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the Common Shares. It is estimated that the expense of such special solicitation will be nominal. In addition, Georgeson Shareholder Communications, Inc., New York, New York, has been retained to assist in the solicitation of proxies for an estimated fee of $7,000.
COMMUNICATIONS WITH DIRECTORS
      In accordance with the NYSE’s corporate governance listing standards, the Corporation’s non-management directors meet at regularly scheduled executive sessions without management present. The chair of our Board Governance Committee, currently Mr. Timken, has been designated as the Corporation’s presiding independent director and presides at these sessions. Shareholders and interested parties may communicate with the chairs of our Audit Committee, Board Governance Committee and Compensation Committee, or with our non-management directors as a group, by sending an email to auditchair@diebold.com, bdgovchair@diebold.com, compchair@diebold.com, or nonmanagmentdirectors@diebold.com, respectively, or by writing to such person or group at Diebold, Incorporated, Attention: Corporate Secretary, 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077. The Board has approved a process for handling communications received by the Corporation and addressed to non-management members of the Board. Under that process, the Corporate Secretary will review all such communications and determine whether such communications require immediate attention. The Corporate Secretary will forward such communications, or a summary of such communications, to the appropriate director or directors. A majority of the independent directors of the Board approved the above-described process for determining which communications are forwarded to various members of the Board.
BUSINESS ETHICS POLICY
      All of the directors, executive officers and employees of the Corporation are required to comply with certain policies and protocols concerning business ethics and conduct (“Business Ethics Policy”). The Business Ethics Policy applies not only to the Corporation but also to all of those domestic and international companies in which the Corporation owns or controls a majority interest. The Business Ethics Policy describes certain responsibilities that the directors, executive officers and employees have to the Corporation, to each other and to the Corporation’s global partners and communities including, but not limited to, compliance with laws, conflicts of interest, intellectual property and the protection of confidential information. The Business Ethics Policy is available on the Corporation’s web site at http://www.diebold.com or by written request to the Corporate Secretary.

PROPOSALS OF SHAREHOLDERS
      The Corporation must receive by November 16, 2005, any proposal of a shareholder intended to be presented at the 2006 Annual Meeting of Shareholders of the Corporation (the “2006 Meeting”) and to be included in the Corporation’s proxy, notice of meeting and proxy statement related to the 2006 Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”). Such proposals should be submitted to the Secretary of the Corporation by certified mail, return receipt requested. Proposals of shareholders submitted outside the processes of Rule 14a-8 of the Exchange Act in connection with the 2006 Meeting (“non-Rule 14a-8 Proposals”) must be received by the Corporation by January 24, 2006 or such proposals will be considered untimely under Rule 14a-4(c) of the Exchange Act. The Corporation’s proxy related to the 2006 Meeting will give discretionary authority to the Proxy Committee to vote with respect to all non-Rule 14a-8 Proposals received by the Corporation after January 30, 2006.
OTHER MATTERS
      The Corporation is not aware of any matters to be presented at the Annual Meeting other than the matters set forth herein. Should any other matters be presented for a vote of the shareholders, the proxy in the enclosed form confers discretionary voting authority upon the Proxy Committee. In accordance with the provisions of the General Corporation Law of the State of Ohio, the Board has appointed inspectors of elections to act at the Annual Meeting.

By Order of the Board of Directors
Warren W. Dettinger
Vice President, General Counsel and Secretary
Canton, Ohio
March 16, 2005
THE ANNUAL REPORT OF DIEBOLD, INCORPORATED FOR THE
YEAR ENDED DECEMBER 31, 2004, WAS MAILED TO ALL
SHAREHOLDERS ON OR ABOUT MARCH 16, 2005.

EXHIBIT A
DIEBOLD, INCORPORATED
ANNUAL CASH BONUS PLAN
      1. Purpose. The purpose of the Annual Cash Bonus Plan (the “Plan”) is to attract and retain key executives for Diebold, Incorporated, an Ohio corporation (the “Corporation”), and its Subsidiaries and to provide such persons with incentives for superior performance. Incentive Bonus payments made under the Plan are intended to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and Section 1.162-27 of the Treasury Regulations promulgated thereunder, and the Plan shall be construed consistently with such intention.
      2. Definitions. As used in this Plan,
      “Board” means the Board of Directors of the Corporation.
      “Code” means the Internal Revenue Code of 1986, as amended from time to time.
      “Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan; provided, however, that in any event the Committee shall be comprised of not less than two directors of the Corporation, each of whom shall qualify as an “outside director” for purposes of Section 162(m) of the Code and Section 1.162-27(e)(3) of the Regulations.
      “Eligible Executive” means the Corporation’s Chief Executive Officer and any other executive officer or other employee of the Corporation designated by the Committee.
      “Incentive Bonus” shall mean, for each Eligible Executive, a bonus opportunity amount determined by the Committee pursuant to Section 5 below.
      “Management Objectives” means the achievement of a performance objective or objectives established pursuant to this Plan for Eligible Executives. Management Objectives may be described in terms of Corporation-wide objectives or objectives that are related to the performance of the individual Eligible Executive or of the Subsidiary, division, department or function within the Corporation or Subsidiary in which the Eligible Executive is employed. The Management Objectives shall be limited to specified levels of, growth in or relative peer company performance in one or more of the following:

(i) earnings per share;

(ii) return on invested capital;

(iii) return on total capital;

(iv) return on assets;

(v) return on equity;

(vi) total shareholder return;

(vii) growth in net income, revenue, cash flow or operating profit; and/or

(viii) productivity improvement.
      “Regulations” mean the Treasury Regulations promulgated under the Code, as amended from time to time.
      “Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Corporation has a direct or indirect ownership or other equity interest.
      3. Administration of the Plan. The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish Management Objectives and the amount of Incentive Bonus payable to each Eligible Executive upon the achievement of the specified Management Objectives.
      4. Eligibility. Eligibility under this Plan is limited to Eligible Executives designated by the Committee in its sole and absolute discretion.

A-1

      5. Awards.

(a) Not later than the 90th day of each fiscal year of the Corporation, the Committee shall establish the Management Objectives for each Eligible Executive and the amount of Incentive Bonus payable (or formula for determining such amount) upon full achievement of the specified Management Objectives. The Committee may further specify in respect of the specified Management Objectives a minimum acceptable level of achievement below which no Incentive Bonus payment will be made and shall set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Management Objectives. The Committee may not modify any terms of awards established pursuant to this section, except to the extent that after such modification the Incentive Bonus would continue to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Code.

(b) The Committee retains the discretion to reduce the amount of any Incentive Bonus that would be otherwise payable to an Eligible Executive (including a reduction in such amount to zero).

(c) Notwithstanding any other provision of the Plan to the contrary, in no event shall the Incentive Bonus paid to an Eligible Executive under the Plan for a year exceed $2.75 million.
      6. Committee Certification. As soon as reasonably practicable after the end of each fiscal year of the Corporation, the Committee shall determine whether the Management Objective has been achieved and the amount of the Incentive Bonus to be paid to each Eligible Executive for such fiscal year and shall certify such determinations in writing.
      7. Payment of Incentive Bonuses. Subject to a valid election made by an Eligible Executive with respect to the deferral of all or a portion of his or her Incentive Bonus, Incentive Bonuses shall be paid within 30 days after written certification pursuant to Section 6, but in no event later than two and a half months from the end of the Corporation’s fiscal year. An election to defer payment of all or any part of a bonus under the Plan shall be made in accordance with such rules as may be established by the Committee in order to comply with Section 409A of the Code and such other requirements as the Committee shall deem applicable to the deferral.
      8. No Right to Bonus or Continued Employment. Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Corporation, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Incentive Bonus or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Corporation or any Subsidiary of the Corporation.
      9. Withholding. The Corporation shall have the right to withhold, or require an Eligible Executive to remit to the Corporation, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Bonus.
      10. Nontransferability. Except as expressly provided by the Committee, the rights and benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.
      11. Amendment and Termination. The Committee may amend the plan from time to time, provided that any such amendment is subject to approval by the shareholders of the Corporation to the extent required to satisfy the requirements of Section 162(m) of the Code and the Regulations promulgated thereunder and provided further that any such amendment shall not, after the end of the 90-day period described in Section 5(a) of the Plan, cause the amount payable under an Incentive Bonus to be increased as compared to the amount that would have been paid in accordance with the terms established within such period. The Committee may also terminate the plan, on a prospective basis only, at any time.
      12. Effective Date. Subject to its approval by the shareholders, this Plan shall become effective for the 2005 fiscal year, and shall remain effective until the first annual meeting of shareholders held in the 2010 fiscal year, subject to any further stockholder approvals (or reapprovals) mandated for performance-based compensation under Section 162(m) of the Code, and subject to the right of the Board to terminate the Plan, on a prospective basis only, at any time.

A-2

Directions
From Cleveland and Akron: Take I-77 South to Exit 111 (Portage Street). Turn right on Portage Street to Frank Avenue. Turn left on Frank Avenue. Proceed to the light at Frank Avenue and University Drive. Make a left turn and follow the signs to the Kent State University (Stark) Professional Education and Conference Center.
From Canton: Take I-77 North to Exit 111 (Portage Street). Turn left on Portage Street to Frank Avenue. Turn left on Frank Avenue. Proceed to the light at Frank Avenue and University Drive. Make a left turn and follow the signs to the Kent State University (Stark) Professional Education and Conference Center.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

If you are a registered holder of shares, you have the option to access future shareholder communications (e.g., annual reports, proxy statements, related proxy materials) over the internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future when our material is available over the internet, you will receive notification which will contain the internet location where the material is available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time by notifying the Corporation’s transfer agent, The Bank of New York, 101 Barclay Street 11E, New York, New York 10286, Attention: Margaret Lloyd, or by written request to the Corporate Secretary.

To give your consent, check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

Please Detach Here
You Must Detach This Portion of the Proxy Card
• Before Returning it in the Enclosed Envelope •

Please Sign, Date and Return
the Proxy Promptly Using the
Enclosed Envelope.	☒
Votes MUST be indicated
(x) in Black or Blue ink.

The Common Shares represented by this proxy will be voted by the Proxy Committee as recommended by the Board of Directors unless otherwise specified. The Board of Directors recommends a vote “FOR” these items.

1. Election of Directors

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐

Nominees:	L. V. Bockius III, C.M. Connor, R. L. Crandall, E.C. Evans, G. S. Fitzgerald, P. B. Lassiter, J. N. Lauer, W. F. Massy, W. W. O’Dell, E. J. Roorda, W. R. Timken, Jr. and H.D.G. Wallace.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN
2.	To Ratify the Appointment of KPMG LLP as Independent Auditors for the Year 2005	☐	☐	☐

3.	To Vote upon the Approval of the Corporation’s Annual Cash Bonus Plan	☐	☐	☐

	To change your address, please mark this box.			☐

	To include any comments, please mark this box.			☐

	Please check this box if you consent to access future annual reports and proxy materials via the internet only.			☐

S C A N   L I N E

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date	Share Owner sign here	Co-Owner sign here

DIEBOLD, INCORPORATED
5995 Mayfair Road
P.O. Box 3077, North Canton, Ohio 44720-8077

This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Walden W. O’Dell and Gregory T. Geswein and each of them, as the Proxy Committee, with full power of substitution to represent and to vote all the Common Shares of Diebold, Incorporated held of record by the undersigned on March 4, 2005, at the annual meeting of shareholders which will be held on April 28, 2005 or at any adjournment thereof, as indicated on the reverse side. This card also constitutes your voting instructions for any and all shares held of record by The Bank of New York for your account in the Dividend Reinvestment Plan, and will be considered to be voting instructions to the Trustee with respect to shares held in accounts under the Diebold, Incorporated 401(k) Savings Plan.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this Card. In its discretion, the Proxy Committee is authorized to vote upon such other business as may properly come before the meeting. However, for the 401(k) Savings Plan, if no direction is given to Vanguard Fiduciary Trust Company, Trustee, by close of business at 5:00 p.m. on April 25, 2005, the Trustee will vote
your shares in the plan in the same proportion as
votes received from other participants in the plan.	DIEBOLD, INCORPORATED
P.O. BOX 11105
(Continued, and to be dated and signed on reverse side.)	NEW YORK, N.Y. 10203-0105